Exhibit 4.2

CORN PRODUCTS INTERNATIONAL, INC.
as Issuer
and
THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.
as Trustee

Sixth Supplemental Indenture
Dated as of September 17, 2010

$400,000,000
4.625% Senior Notes Due November 1, 2020

i

SIXTH SUPPLEMENTAL INDENTURE
     This SIXTH SUPPLEMENTAL INDENTURE, dated as of September 17, 2010 (this “Supplemental Indenture”), is entered into by and between Corn Products International, Inc., a corporation incorporated under the laws of the State of Delaware (the “Company”), and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).
WITNESSETH:
     WHEREAS, the Company and the Trustee (as successor trustee to The Bank of New York) are parties to an Indenture, dated as of August 18, 1999 (the “Indenture”), relating to the issuance from time to time by the Company of its Securities on terms to be specified at the time of issuance;
     WHEREAS, the Company proposes to create under the Indenture a new series of Securities;
     WHEREAS, Section 2.01 of the Indenture provides that at or prior to the issuance of any Securities within a series, the terms of the series of Securities shall be established by a supplemental indenture or an Officers’ Certificate pursuant to authority granted under resolutions of the Board of Directors of the Company;
     WHEREAS, Section 10.01 of the Indenture provides that when authorized by a Certified Board Resolution, the Company and the Trustee may enter into a supplemental indenture to change or eliminate any of the provisions of the Indenture without the consent of the holders of any Securities of any series then outstanding, provided that any such change or elimination would not adversely affect such provision as applied to any series of Securities created prior to the execution of such supplemented indenture;
     WHEREAS, the changes set forth herein do not adversely affect the holders of any securities issued prior to the date hereof;
     WHEREAS, on June 19, 2010, the Company entered into the International Share and Business Sale Agreement (the “Sale Agreement”) with Akzo Nobel N.V., providing for the purchase of certain business entities and assets comprising Akzo Nobel N.V.’s specialty starches business commonly known as “National Starch” (the “Acquisition”);
     WHEREAS, if the Acquisition is consummated, the net proceeds of the sale of the Notes will be used to pay a portion of the purchase price of the Acquisition; and

     WHEREAS, all conditions necessary to authorize the execution and delivery of this Supplemental Indenture and to make it a valid and binding agreement of the Company have been done or performed.
     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree as follows:
ARTICLE 1
Relation to Indenture; Definitions; Rules of Construction
     Section 1.01. Relation to Indenture. This Supplemental Indenture constitutes an integral part of the Indenture.
     Section 1.02. Definitions. For all purposes of this Supplemental Indenture, the following terms shall have the respective meanings set forth in this Section.
     “Below Investment Grade Rating Event” means the Notes are rated below Investment Grade by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).
     “Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its subsidiaries; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding number of shares of the Company’s Voting Stock; or (3) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors.
     “Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.
     “Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.
     “Comparable Treasury Price” means, with respect to any redemption date, (i) the average of four Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (ii) if the Trustee is provided with fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations, or (iii) if only one Reference Treasury Dealer Quotation is received, such quotation.
     “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who (1) was a member of such Board of Directors on the date of the issuance of the Notes; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Fitch” means Fitch Ratings Ltd.
     “Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s); a rating of BBB— or better by S&P (or its equivalent under any successor rating categories of S&P); and a rating of BBB— or better by Fitch (or its equivalent under any successor rating categories of Fitch); or the equivalent investment grade credit rating from any additional Rating Agency or Rating Agencies selected by the Company.
     “Moody’s” means Moody’s Investors Service Inc.
     “Quotation Agent” means the Reference Treasury Dealer appointed by the Company.
     “Rating Agency” means (1) each of Fitch, Moody’s and S&P; and (2) if any of Fitch, Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act, selected by the Company as a replacement agency for Fitch, Moody’s or S&P, as the case may be.
     “Reference Treasury Dealer” means (i) each of J.P. Morgan Securities LLC, Banc of America Securities LLC and Citigroup Global Markets Inc. (or

their respective affiliates that are Primary Treasury Dealers) and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer, and (ii) any other Primary Treasury Dealer selected by the Company.
     “Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.
     “Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
     “S&P” means Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
     “Voting Stock” of any specified person means capital stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such person, even if the right so to vote has been suspended by the happening of such a contingency.
     Section 1.03. Rules of Construction. For all purposes of this Supplemental Indenture:
     (a) capitalized terms used herein without definition shall have the meanings specified in the Indenture;
     (b) all references herein to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture;
     (c) the terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Supplemental Indenture; and
     (d) in the event of a conflict with the definition of terms in the Indenture, the definitions in this Supplemental Indenture shall control.

ARTICLE 2
The Securities
     There is hereby established a series of Securities pursuant to the Indenture with the following terms:
     Section 2.01. Title of the Securities. The series of Securities shall be designated the 4.625% Senior Notes due 2020 (the “Notes”).
     Section 2.02. Aggregate Principal Amount. The Notes will be initially issued in an aggregate principal amount of $400,000,000 (not including the Notes authenticated and delivered upon registration of, transfer of, or in exchange for, or in lieu of, other Securities pursuant to Sections 2.06, 2.07, 2.08, 3.02 or 10.04 of the Indenture).
     Section 2.03. Maturity Date. The date on which the principal of the Notes is payable is November 1, 2020, subject to the provisions of the Indenture relating to acceleration.
     Section 2.04. Ranking. The Notes will be unsecured senior debt of the Company and will rank on a parity with all other unsecured and unsubordinated indebtedness of the Company.
     Section 2.05. Interest. The Notes will bear interest from September 17, 2010, or from the most recent interest payment date to which interest has been paid or duly provided for, at a rate of 4.625% per annum, payable semi-annually on May 1 and November 1 of each year, commencing May 1, 2011. The Company will pay interest to the person in whose name a Note is registered at the close of business on the April 15 or October 15, as the case may be, preceding the interest payment date. The Company will compute interest on the basis of a 360-day year consisting of twelve 30-day months.
     Section 2.06. Issuance Price. The purchase price to be paid to the Company for the sale of the Notes pursuant to the terms of the Underwriting Agreement, dated as of September 14, 2010, between the Company and J.P. Morgan Securities Inc., Banc of America Securities LLC and Citigroup Global Markets Inc., as Representatives of the several Underwriters named in Schedule 1 thereto, shall be 98.950% of the principal amount of the Notes and the initial offering price to the public of the Notes shall be 99.600% of the principal amount of the Notes.
     Section 2.07. Defeasance. The Notes shall be subject to defeasance under Section 12.02 of the Indenture.
     Section 2.08. Form and Dating. (a) The Notes shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication.
     (b) The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Supplemental Indenture, and the Company and the Trustee, by their execution and delivery of this Supplemental Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Notes conflicts with the express provisions of this Supplemental Indenture, the provisions of this Supplemental Indenture shall govern and be controlling.
     (c) The Notes will be issued in the form of a fully-registered Global Security. The Global Security will be deposited with, or on behalf of, the Depositary and registered in the name of the Depositary or its nominee. Except as set forth in the Prospectus Supplement dated September 14, 2010, the Global Security may be transferred, in whole and not in part, only by the Depositary to its nominee or by its nominee to such Depositary or another nominee of the Depositary or by the Depositary or its nominee to a successor of the Depositary or a nominee of such successor. If the Depositary is at any time unwilling or unable to continue as depositary and a successor depositary is not appointed by the Company within 90 calendar days, the Company will issue Notes in certificated form in exchange for the Global Security. In addition, the Company may at any time determine not to have the Notes represented by a Global Security, and, in such event, will issue Notes in certificated form in exchange for the Global Security. In either instance, an owner of an interest in the Global Security would be entitled to physical delivery of such Notes in certificated form. Notes so issued in certificated form will be issued in denominations of $2,000 and integral multiples of $1,000 in excess thereof and will be issued in registered form only.
     Section 2.09. Optional Redemption. (a) The Notes will be redeemable, in whole at any time or in part from time to time, at the Company’s option at a redemption price equal to the greater of: (i) 100% of the principal amount of the Notes to be redeemed; and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the date of redemption), discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 30 basis points, plus, in each case, accrued interest thereon to the date of redemption. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered holders as of the close of business on the relevant record date according to the Notes and the Indenture.
     (b) Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed shall be selected by lot by The Depository Trust Company, in the case of Notes represented by a global security, or by the Trustee by a method the Trustee deems to be fair and appropriate, in the case of Notes that are not represented by a global security.
     Section 2.10. Repurchase Upon Change of Control. (a) If a Change of Control Repurchase Event occurs, unless the Company has exercised its right to redeem the Notes, the Company will make an offer to each holder of Notes to repurchase all or any part (equal to $2,000 or in integral multiples of $1,000 in excess thereof) of that holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to the date of repurchase. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of an impending Change of Control, the Company will mail a notice to each holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed. The notice shall, if mailed prior to the date of consummation of the Change of Control, state that the offer to repurchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.
     (b) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.
     (c) On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful:
     (i) accept for payment all Notes or portions of Notes (equal to $2,000 or in integral multiples of $1,000 in excess thereof) properly tendered pursuant to the Company’s offer;

     (ii) deposit with the paying agent an amount equal to the aggregate repurchase price in respect of all Notes or portions of Notes properly tendered; and
     (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an officers’ certificate stating the aggregate principal amount of Notes being purchased by the Company.
     (d) The paying agent will promptly mail to each holder of Notes properly tendered the repurchase price for the Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each holder a new Note equal in principal amount to any unpurchased portion of any Notes surrendered; provided, that each new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.
     (e) The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer
     Section 2.11. Special Mandatory Redemption. The Notes will be subject to a special mandatory redemption in the event the Sale Agreement is terminated or the Acquisition is not consummated on or prior to 11:59 p.m., New York City time, on March 31, 2011 (a “Redemption Event”). In that event, the Notes will be redeemed at a special mandatory redemption price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of the Special Redemption Date (as defined below) (the “Special Mandatory Redemption Price”).
     Upon the occurrence of a Redemption Event, the Company shall give written notice to the Trustee, not later than 2:00 p.m., New York City time, on the immediately following Business Day, that the Notes shall be redeemed as provided herein. Not later than the fifth Business Day following receipt of such notice, the Company, or the Trustee on behalf of the Company, will mail notice of the foregoing redemption to the registered Holders of the Notes, specifying the redemption date, which shall be the fifth Business Day following mailing of such notice (the “Special Redemption Date”) and the Notes shall be redeemed without any action from the Holders of the Notes. The Special Mandatory Redemption Price shall be paid in accordance with the rules of the Depository for the Notes on the Special Mandatory Redemption Date; provided, however, that the Company shall deposit with the Trustee an amount sufficient to pay the Special Mandatory Redemption Price by 10:00 a.m., New York City time, on the Special Redemption Date.

ARTICLE 3
Amendments to the Indenture
     Section 3.01. Events of Default. For purposes of this series of Notes only, Section 6.01(5) of the Indenture is deleted in its entirety and replaced with the following:
“the failure by the Company or any of its Subsidiaries to pay any principal or premium or interest on any Indebtedness which is outstanding in a principal amount of at least $50,000,000 (or its equivalent in another currency) in the aggregate (but excluding Indebtedness evidenced by the Securities or otherwise arising under this Indenture), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and the continuation of such failure after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or the occurrence or existence of any other event or condition under any agreement or instrument relating to any such Indebtedness that continues after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), redeemed, purchased or defeased, or an offer to prepay, redeem, purchase or defease such Indebtedness shall be required to be made, in each case prior to the stated maturity thereof.”
ARTICLE 4
Miscellaneous Provisions
     Section 4.01. Ratification. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects hereby adopted, ratified and confirmed.
     Section 4.02. Governing Law. This Supplemental Indenture shall be governed by, and construed and enforced in accordance with, the laws of the jurisdiction which govern the Indenture and its construction.
     Section 4.03. Counterparts and Method of Execution. This Supplemental Indenture may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all parties have not signed the same counterpart.

     Section 4.04. Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Supplemental Indenture as set forth in the text.
     Section 4.05. The Trustee. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

     IN WITNESS WHEREOF, CORN PRODUCTS INTERNATIONAL, INC. AND THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. have caused this Supplemental Indenture to be duly executed, all as of the day and year first above written.

CORN PRODUCTS INTERNATIONAL, INC.
By:	/s/ Cheryl K. Beebe
	Name:	Cheryl K. Beebe
	Title:	Vice President and Chief Financial Officer

By:	/s/ Kimberly A. Hunter
	Name:	Kimberly A. Hunter
	Title:	Corporate Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee
By:	/s/ M. Callahan
	Name:	Mary Callahan
	Title:	Vice President